EXHIBIT 5.1

    Stoel Rives LLP

Attorneys
Standard Insurance Center
900 SW Fifth Avenue, Suite 2600
Portland, Oregon 97204-1268

September 20, 2001

Board of Directors
Tektronix, Inc.
14200 SW Karl Braun Drive
Beaverton, Oregon 97077

    We have acted as counsel for Tektronix, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the resale of 25,000 Common Shares, without par value, of the Company acquired or to be acquired under the Non-Employee Directors Compensation Plan ("Director Shares") and 120,000 Common Shares issuable under the 2001 Stock Option Plan ("Option Shares"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

    Based on the foregoing, it is our opinion that:

    1.  The Company is a corporation duly organized and validly existing under the laws of the state of Oregon;

    2.  The Director Shares and the Option Shares have been duly authorized;

    3.  The Option Shares, when issued in accordance with the 2001 Stock Option Plan and resolutions adopted by the Board of Directors of the Company, and when payment therefor shall have been received by the Company, will be legally issued, fully paid and nonassessable; and

    4.  The Director Shares have been legally issued and are fully paid and nonassessable.

    This opinion is not rendered with respect to any laws other than the laws of the state of Oregon and the federal laws of the United States of America.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ STOEL RIVES LLP STOEL RIVES LLP